Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Robert D. Hansen
Chairman and Chief Executive Officer
Electromed, Inc.
952-758-9299
bhansen@electromed.com

Pankti Shah

Director of Strategic Marketing

The Event Group, Incorporated

763-548-1304

pankti.shah@eventshows.com

ELECTROMED, INC. REPORTS 2012 SECOND QUARTER RESULTS

New Prague, Minnesota – February 13, 2012 – Electromed, Inc. (NYSE Amex: ELMD) today announced financial results for the three-month period ended December 31, 2011. Net Revenues for the three months ended December 31, 2011, were approximately $4,790,000, a 2.2% increase compared to Net Revenues of approximately $4,686,000 for the same period last year. The Company also announced Net Income of approximately $25,000, or $0.00 per basic and diluted share, for the three months ended December 31, 2011, compared to Net Income of approximately $292,000, or $0.03 per basic and diluted share, for the same period last year. The reduction in Net Income results was attributable to missed sales goals reflecting underperformance by a number of former Clinical Area Managers. This resulted from termination-driven turnover of approximately 16% of the sales force. Management continues to believe that planned increases in the Company’s sales force, reimbursement and production personnel, coupled with the expansion of marketing and research and development efforts, will provide strong impetus for continued solid annual sales growth.

Robert Hansen, Chairman and CEO, commented on the Company, saying,

“When some employees fail to achieve planned goals, the performance of all the employees is compromised. In Sales, this fact is especially relevant. When momentum falters, the solution is to make summary changes and to replace weakness with strength. The Regional Sales Managers of Electromed, Inc. and I have acted swiftly to recruit new, highly-trained, and experienced sales staff to succeed the sales staff who failed to keep pace with the growth needs of the Second Quarter. New and exciting successors have replaced underperformers. I remain confident that the balance of Fiscal Year 2012, and the First Half of FY2013, beginning July 1, 2012, will reflect strong sales growth accompanied by continued profitability.”

Gross Profit decreased to approximately $3,480,000, or 72.6% of Net Revenues, for the three months ended December 31, 2011, compared to $3,540,000, or 75.6% for the same period in Fiscal 2011. The decrease in gross profit percentage was primarily the result of a change in average reimbursement from the mix of referrals during the three month period. Factors such as diagnoses that are not assured of reimbursement and insurance programs with lower allowable reimbursement amounts (for example, state Medicaid programs) affect average reimbursement received on a short-term basis. These factors tend to fluctuate on a quarterly basis. However, management does not believe the results of the quarter ended December 31, 2011, are indicative of a long-term trend in decreasing margins.

Electromed, Inc.

Results for the Three-Months Ended December 31, 2011

Operating Expenses, which consist of Selling, General, and Administrative Expenses and Research and Development expenses, were approximately $3,380,000 for the three months ended December 31, 2011, an increase of approximately 12.6% over Operating Expenses for the same period last year. These planned increases resulted from higher payroll related to increasing the size of the sales team, increases in reimbursement, administration, patient services staff, and patient training costs related to the higher Sales volume, increased expenses relating to being a new public Company, and increased Research and Development expenses.

Total cash was approximately $1,745,000 as of December 31, 2011. For the three months ended December 31, 2011, cash used in financing activities was approximately $86,000, consisting primarily of $90,000 in payments of long-term debt, capital lease obligations, and deferred financing fees. An aggregate of $405,000 was used for investing activities during the three months ended December 31, 2011, for purchases of property and equipment. The Company used approximately $710,000 in operating activities composed primarily of an increase in the Company’s accounts receivables and inventory, which increased approximately $304,000 and $234,000, or 2.9% and 10.8%, respectively. Accounts payable and accrued liabilities decreased approximately $302,000, or 14.0%, during the three months ended December 31, 2011.

About Electromed, Inc.

Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s plans and expectations regarding sales growth, profitability, margins, planned increases in sales force, reimbursement and production personnel, and expansion of marketing and research and development. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2011	2011
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$1,745,468	$4,091,739
Accounts receivable (net of allowances for doubtful accounts of $45,000)	10,704,705	9,593,105
Inventories	2,397,634	1,855,957
Prepaid expenses and other current assets	466,976	371,257
Deferred income taxes	722,000	722,000
Total current assets	16,036,783	16,634,058
Property and equipment, net	3,255,311	2,807,082
Finite-life intangible assets, net	1,198,279	1,235,828
Other assets	239,332	191,964
Total assets	$20,729,705	$20,868,932

Liabilities and Shareholders’ Equity
Current Liabilities
Revolving line of credit	$1,768,128	$1,768,128
Current maturities of long-term debt	437,297	438,267
Accounts payable	623,370	733,621
Accrued compensation	702,274	868,229
Warranty reserve	469,624	444,096
Other accrued liabilities	68,753	161,166
Total current liabilities	4,069,446	4,413,507
Long-term debt, less current maturities	1,426,934	1,582,102
Deferred income taxes	167,000	167,000
Total liabilities	5,663,380	6,162,609

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000; shares issued and outstanding: 8,102,252 and 8,100,485 shares respectively	81,023	81,005
Additional paid-in capital	12,861,759	12,794,368
Retained earnings	2,123,543	1,853,450
Common stock subscriptions receivable for 15,000 shares outstanding as of June 30, 2011	—	(22,500)
Total shareholders’ equity	15,066,325	14,706,323
Total liabilities and shareholders’ equity	$20,729,705	$20,868,932

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2011	2010	2011	2010

Net revenues	$4,790,344	$4,685,546	$10,169,262	$8,850,975
Cost of revenues	1,310,416	1,145,391	2,631,734	2,377,092
Gross profit	3,479,928	3,540,155	7,537,528	6,473,883

Operating expenses
Selling, general and administrative	3,129,447	2,778,415	6,527,000	5,265,999
Research and development	250,339	218,703	457,924	417,089
Total operating expenses	3,379,786	2,997,118	6,984,924	5,683,088
Operating income	100,142	543,037	552,604	790,795
Interest expense, net of interest income of $1,634, $4,017, $3,662, and $5,988 respectively	43,588	53,165	87,511	112,852
Net income before income taxes	56,554	489,872	465,093	677,943

Income tax expense	(32,000)	(198,000)	(195,000)	(274,000)
Net income	$24,554	$291,872	$270,093	$403,943

Earnings per share attributable to Electromed, Inc. common shareholders:
Basic	$0.00	$0.04	$0.03	$0.05
Diluted	$0.00	$0.04	$0.03	$0.05

Weighted-average Electromed, Inc. common shares outstanding:
Basic	8,101,745	8,087,885	8,101,330	7,537,342
Diluted	8,125,458	8,115,621	8,121,971	7,573,453

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended December 31,
	2011	2010
Cash Flows From Operating Activities
Net income	$270,093	$403,943
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	193,790	162,010
Amortization of finite-life intangible assets	60,199	54,784
Amortization of debt issuance costs	6,066	27,593
Share-based compensation expense	62,108	86,260
Loss on disposal of property and equipment	9,865	5,653
Changes in operating assets and liabilities:
Accounts receivable	(1,111,600)	(1,271,774)
Inventories	(541,677)	(64,429)
Prepaid expenses and other assets	(138,627)	4,769
Accounts payable and accrued liabilities	(343,091)	355,257
Net cash used in operating activities	(1,532,874)	(235,934)

Cash Flows From Investing Activities
Expenditures for property and equipment	(618,966)	(208,253)
Expenditures for finite-life intangible assets	(22,650)	(648,616)
Net cash used in investing activities	(641,616)	(856,869)

Cash Flows From Financing Activities
Net payments on revolving line of credit	—	(500,000)
Principal payments on long-term debt including capital lease obligations	(189,056)	(215,708)
Payments of deferred financing fees	(10,526)	(4,659)
Proceeds from warrant exercises	5,301	—
Proceeds from sales of 1.9 million shares of common stock, net of offering costs of $1,236,287	—	6,363,713
Proceeds from subscription notes receivable	22,500	—
Net cash provided by (used in) financing activities	(171,781)	5,643,346
Net increase (decrease) in cash and cash equivalents	(2,346,271)	4,550,543
Cash and cash equivalents
Beginning of period	4,091,739	610,727
End of period	$1,745,468	$5,161,270

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